Exhibit 99.2

Nuvve Holding Corp. Announces Pricing of Public Offering of Common Stock

to Launch HYPE Treasury Strategy

SAN DIEGO, July 11, 2025 — Nuvve Holding Corp. (Nasdaq: NVVE) (the “Company” or “Nuvve”) a global leader in vehicle-to-grid (V2G) technology and grid modernization, today announced the pricing of its previously announced underwritten public offering of 5,029,403 shares of its common stock (or common stock equivalents) at a public offering price of $0.95 per share for expected gross proceeds of approximately $4.8 million before deducting underwriting discounts and commissions and offering expenses. The Company intends to use a portion of the net proceeds from this offering for advancing its expansion of its corporate treasury strategy to include HYPE, the native token of Hyperliquid, a fast-growing decentralized exchange (DEX) and Layer-1 blockchain.

“We see Hyperliquid as a standout in today’s DeFi landscape, combining deep liquidity, rapid innovation, and a growing user base,” said Gregory Poilasne, CEO of Nuvve. “This allocation aligns with our previously announced commitment to pursuing a cryptocurrency strategy and our conviction that digital infrastructure, like blockchain and tokenized platforms, will increasingly power the energy and financial systems of tomorrow.”

The purchase of HYPE is expected to be made through the Company’s previously announced digital asset subsidiary, in line with its previously disclosed digital treasury strategy of allocating up to 50% of its cryptocurrency portfolio to digital assets as determined by management.

“Hyperliquid’s HYPE token stands out as a game-changer in DeFi in our view,” said James Altucher, Board member of Nuvve and previously announced strategic advisor to Nuvve in relation to the Company’s crypto treasury strategy. “It’s one of the fastest growing Layer-1 blockchains, and we believe its significant trading volume demonstrates a robust platform that prioritizes community and real utility, making it a cornerstone for the future of crypto and decentralized finance.”

“Our move to incorporate HYPE into our digital treasury strategy is part of our ongoing strategic commitment to financial and energy innovation,” added Poilasne. “We believe Hyperliquid has the potential to become a foundational platform in tomorrow’s decentralized economy, one that aligns with our vision for a cleaner, smarter, and more resilient future.”

Lucid Capital Markets is acting as the sole book-running manager for the offering.

All of the shares of common stock to be sold in the offering will be sold by the Company. In addition, the Company has granted the underwriter a 45-day option to purchase up to an additional 754,411 shares of its common stock at the public offering price less the underwriting discounts and commissions. The offering is expected to close on or about July 14, 2025, subject to customary closing conditions.

The Company intends to use net proceeds from this offering for working capital and general corporate purposes, which may include without limitation, strategic investments, mergers and acquisitions of companies, business or assets; acquisitions of cryptocurrencies; the development and implementation of its digital asset treasury strategy; and for general working capital and operational expenditures. The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-288394) filed with the Securities and Exchange Commission (“SEC”) on June 27, 2025, and declared effective by the SEC on July 7, 2025.

A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained by contacting Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Nuvve Holding Corp.

Nuvve Holding Corp. is a global leader accelerating the electrification of transportation through its proprietary vehicle-to-grid (V2G) technology. Nuvve’s platform enables electric vehicles to store and discharge energy, transforming EVs into mobile energy resources and helping to stabilize the grid. Nuvve’s mission is to lower the cost of EV ownership while supporting the transition to a cleaner, more resilient energy infrastructure.

Forward-Looking Statements:

This press release contains forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “aims,” “anticipates,” “plans,” “looking forward to,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “continue,” “seeks” or the negatives of such terms or other variations on such terms or comparable terminology, although not all forward-looking statements contain such identifying words. Forward-looking statements include, but are not limited to, statements regarding Nuvve’s anticipated public offering, including the completion of the public offering on the anticipated terms and the use of proceeds therefrom, expected timing of recently announced projects, anticipated growth of various business areas, anticipated benefits of its digital treasury strategy, the potential benefits from including HYPE in such policy, and other statements that are not historical facts. Nuvve cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvve. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Some of these risks and uncertainties can be found in Nuvve’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Nuvve’s filings with the SEC. Such forward-looking statements speak only as of the date made, and Nuvve disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release.

Contacts

Media Contact:

Paulo Acuna

pacuna@olmsteadwilliams.com

310.824.9000